CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the references to our firm in sections 1(a)(xiv), 7(h), and 7(i) of the Form of Underwriting Agreement in Exhibit .99(h), which is incorporated by reference. In addition, we consent to the use of our report dated August 29, 2012 with respect to the statement of assets and liabilities of The Cushing Renaissance Fund as of August 15, 2012 in the Registration Statement filed with the Securities and Exchange Commission in Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2, No.333-170869).

/s/ ERNST & YOUNG LLP

Dallas, Texas

September 21, 2012